Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Nine Months Ended March 31, 2007

Medway, MA, April 25, 2007 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended March 31, 2007 of $333,000, or $0.20 per share, compared with $407,000, or $0.25 per share, for the same quarter a year ago, a decrease of $74,000, or 18.2%. Net income for the nine months ended March 31, 2007 was $988,000, or $0.59 per share, compared with $1.4 million, or $0.86 per share, for the same period a year ago, a decrease of $427,000, or 30.2%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “As all banks continue to experience the margin compression with no immediate relief, we too are challenged with the high cost of deposits necessary to fund our growth. Our team is consistently developing and securing new business relationships within our market area to achieve our mission and expand our customer base. This quarter also marks the beginning of our investment in our new Executive and Operations Center, which, in the long run, will provide the necessary space to add support staff as the bank continues to grow.”

The Company’s total assets were $409.7 million as of March 31, 2007, compared with $402.2 million as of June 30, 2006, an increase of $7.5 million, or 1.9%. The increase in assets includes an increase in total gross loans of $5.5 million since June 30, 2006 to $329.6 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $9.3 million, or 6.7%, during the nine months ended March 31, 2007 to $149.6 million. The Company, through its residential loan origination division, the Strata Mortgage Center, originated $27.1 million in residential real estate loans since June 30, 2006. Residential loans sold on the secondary market totaled $13.5 million and $1.1 million were designated as held for sale at March 31, 2007. Total residential real estate loans including loans held for sale decreased by $3.2 million, or 2.0%, to $155.1 million at March 31, 2007. The decrease in residential loans reflects the aforementioned loan sales and loan amortization during the first nine months of this year. Home equity loans decreased $928,000, or 3.8% since June 30, 2006 to $23.7 million as loan amortization exceeded new loans and advances.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds, increased $1.1 million, or 1.9%, since June 30, 2006 to $59.5 million at March 31, 2007 due to net purchases during the period and a reduction in unrealized loss on securities available for sale due to favorable changes in the market prices for debt securities since June 30, 2006.

Total deposits were $269.2 million, an increase of $492,000 since June 30, 2006. Core deposits decreased $15.2 million, or 10.3%, primarily because customers have moved funds to higher yielding products at Strata Bank as well as with other financial institutions. The change in core deposits also reflects a decrease of $6.9 million in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the seasonality of the residential loan market and, in addition, have been affected by a slower residential loan market this year. Certificates of deposit increased $11.7 million, or 10.5% due to several certificate promotions during the nine months ended March 31, 2007. In addition, brokered certificates of deposit were increased by $4.0 million during the same period. Funding for fiscal year to date growth in assets was also provided by an increase in borrowings from the Federal Home Loan Bank of Boston of $2.6 million, or 2.6%, and an increase in federal fund borrowings from correspondent banks of $2.5 million.

For the quarter ended March 31, 2007, net interest income decreased $186,000, or 6.5%, compared with the same quarter last year. Average earning assets increased $35.6 million, or 10.1%, due to loan growth and an increase in average investment securities while the yield on assets increased 28 basis points to 6.27% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield, however, was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in average interest bearing liabilities of $34.4 million, or 11.1%, to fund asset growth, an increase in cost of liabilities of 84 basis points to 3.98%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. While the rising rate environment for short-term interest rates over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market short-term interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, resulted in a decline in interest rate spread of 56 basis points to 2.29% and a decrease in interest rate margin of 49 basis points to 2.77% for the quarter ended March 31, 2007 compared to the same quarter last year.

The provision for loan losses was $10,000 for the quarter ended March 31, 2007, which was $78,000 lower than the $88,000 recorded for the same quarter last year. The requirement for additional loan loss provision was lower for the quarter ended March 31, 2007 due mostly to a decrease in loan balances of $3.9 million during the quarter, while loans increased $12.8 million during the same quarter last year. The allowance for loan losses totaled $3.3 million at March 31, 2007 and represented 0.99% of loans outstanding, compared with the 0.88% at June 30, 2006. The increase in allowance as a percentage of total loans was due mostly to required allowance for loan losses allocations during the first and second quarters of this fiscal year to commercial relationships deemed by the Company to be impaired.

Non-interest income was $445,000 for the quarter ended March 31, 2007, which was $5,000, or 1.1%, lower than the same quarter last year due mostly to lower gains from the sale of securities by $31,000, partially offset by increased mortgage banking gains from the sale of residential loans by $15,000.

Total non-interest expense for the quarter ended March 31, 2007 was $2.7 million, an increase of $56,000, or 2.2%, compared to the same quarter last year. The increase in non-interest expense was largely the result of occupancy expenses associated with the Company’s new Executive & Operations Center facility.

Stockholders’ equity increased to $29.4 million, or $17.92 book value per share, at March 31, 2007 from $27.7 million, or $16.89 book value per share, at June 30, 2006. The Company’s ratio of stockholders’ equity to total assets at March 31, 2007 was 7.18%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2006 was 6.88%. The increase in the ratio reflects the increase in capital from retained earnings and change in accumulated other comprehensive income due to favorable changes in the market prices for debt securities since June 30, 2006.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(888) 578-7282

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2007	June 30, 2006	March 31, 2006

Consolidated Balance Sheet Data:
Total assets	$409,691	$402,166	$387,851
Total loans, net of allowance for loan losses	327,185	322,158	306,408
Short-term investments	468	5	3
Other investments	59,488	58,371	61,536
Deposits	269,211	268,719	261,605
Borrowings	108,985	103,858	96,981
Stockholders’ equity	29,431	27,670	27,319

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.18%	6.88%	7.04%
Book value per share	$17.92	$16.89	$16.70

Non-performing assets to total assets	0.90%	0.50%	0.38%
Allowance for loan losses to loans	0.99%	0.88%	0.90%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Consolidated Statement of Income Data:
Total interest income	$6,057	$5,260	$18,129	$15,151
Total interest expense	3,382	2,399	9,834	6,326

Net interest income	2,675	2,861	8,295	8,825
Provision for loan losses	10	88	538	288

Net interest income, after provision for loan losses	2,665	2,773	7,757	8,537

Service charges and other income	375	364	1,150	1,129
Mortgage banking gains,net	29	14	108	44
Securities sale gains, net	41	72	272	319

Total non-interest income	445	450	1,530	1,492

Total non-interest expense	2,650	2,594	7,855	7,844

Income before income taxes	460	629	1,432	2,185
Income taxes	127	222	444	770

Net income	$333	$407	$988	$1,415

Earnings per share:
Basic	$0.20	$0.25	$0.60	$0.87

Diluted	$0.20	$0.25	$0.59	$0.86

Weighted average shares:
Basic	1,642,195	1,634,786	1,641,278	1,625,568

Diluted	1,663,838	1,656,234	1,662,876	1,647,392

Performance Ratios:
Annualized return on average assets	0.33%	0.44%	0.32%	0.52%
Annualized return on average equity	4.59%	6.01%	4.54%	6.95%
Net interest spread	2.29%	2.85%	2.42%	3.04%
Net interest margin	2.77%	3.26%	2.88%	3.42%